                                            Filed pursuant to Rule No. 424(b)(3)
                                                  Registration Number 333-115148


                           PROSPECTUS SUPPLEMENT NO. 3

                                   DYNEGY INC.

                                  $225,000,000

               4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023

                   AND SHARES OF CLASS A COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

                              DYNEGY HOLDINGS INC.

         GUARANTEE OF 4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023


         This prospectus supplement supplements the prospectus, dated August 2, 2004, of Dynegy Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of, among other things, up to $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified to add the following:

                                                  PRINCIPAL
                                                  AMOUNT OF
                                                 CONVERTIBLE
                                                  DEBENTURES                                               PERCENTAGE
                                                 BENEFICIALLY      CLASS A      CLASS A                    OF CLASS A
                                                 OWNED BEFORE      COMMON        COMMON       CLASS A        COMMON
                                                 THE OFFERING    STOCK OWNED     STOCK      COMMON STOCK   STOCK OWNED
                                                 AND THAT MAY    BEFORE THE     THAT MAY    OWNED AFTER     AFTER THE
NAME OF SELLING SECURITY HOLDER                     BE SOLD       OFFERING      BE SOLD     THE OFFERING    OFFERING
--------------------------------------------     -------------   -----------   ----------   ------------   -----------
AK Steel Master Pension Trust...............       $425,000           --         103,130          --           --
Argent LowLev Convertible Arbitrage
   Fund Ltd.................................      $1,420,000          --         344,576          --           --
Aristeia International Limited..............      $1,445,000          --         350,643          --           --
Aristeia Trading, LLC.......................       $305,000           --          74,011          --           --
Aviator Master Fund.........................      $9,621,000          --        2,334,627         --           --
Aviator Overseas II Fund....................       $879,000           --         213,297          --           --
Class C Trading Company, Ltd................       $120,000           --          29,119          --           --
Custom Investments PCC, Ltd.................        $40,000           --          9,706           --           --
HFR CA Global Select Master
   Trust Account............................        $50,000           --          12,132          --           --
KBC Financial Products USA Inc..............      $6,565,000          --        1,593,059         --
Lyxor Master Fund...........................       $290,000           --          70,371          --           --
Morgan Stanley & Co. Incorporated (1).......      $5,220,000       426,690      1,266,682       426,690        *
UBS AG London f/b/o HFS.....................      $5,000,000          --        1,213,297         --           --
Zazove Convertible Arbitrage Fund, L.P......      $3,300,000          --         800,776          --           --
Zazove Hedged Convertible Fund, L.P.........      $1,250,000          --         303,324          --           --

*    Less than one percent.
(1)  As of January 21, 2005.

         An affiliate of Morgan Stanley & Co. Incorporated, or Morgan Stanley, listed above, is a lender under our credit facility. In addition, during the past three years, Morgan Stanley and its affiliates have performed financial advisory and investment banking services for us.

         INVESTING IN THE DEBENTURES OR SHARES OF CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 27, 2005.